As filed with the Securities and Exchange Commission on August 19, 2024.

Registration No. 333-281631

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Amendment No. 1
to

FORM F-1
REGISTRATION STATEMENT

Under
the Securities Act of 1933

___________________

leddartech holdings inc.
(Exact Name of Registrant as specified in its charter)

___________________

Canada	7372	98-1776150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

(418) 653-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________

LeddarTech USA Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

(418) 653-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

John T. Blatchford Christopher G. Barrett Vedder Price P.C. 222 North LaSalle Street Chicago, IL 60601 Tel: (312) 609-7500	Pierre-Yves Leduc Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Québec H3B 3V2 Tel: (514) 397-3000	Barry I. Grossman Matthew Bernstein Justin Grossman Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

LeddarTech Holdings Inc. is filing this Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form F-1 (Registration No. 333-281631) as an exhibit-only filing solely to file the opinion of Stikeman Elliott LLP as Exhibit 5.1 and the consent of Stikeman Elliott LLP as Exhibit 23.3 (included in Exhibit 5.1). Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

In accordance with the Canada Business Corporations Act and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by LeddarTech Holdings Inc. within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

In connection with the Business Combination, on December 21, 2023, we issued 6,093,750 Common Shares, 2,031,250 Class A Non-Voting Special Shares and 6,632,413 warrants to Sponsor pursuant to the BCA and related agreements; issued 4,999,815 Company Earnout Non-Voting Special Shares to former LeddarTech Inc. shareholders; and assumed the Lender Warrants and issued Company Options in exchange for LeddarTech M-Options.

In connection with the PIPE Financing, we issued or assumed an aggregate principal amount of approximately US$44.0 million in secured convertible notes.

On April 30, 2024, we granted the Legacy Director Warrants following approval at the Company’s April 30, 2024 annual general and special meeting of shareholders.

We have granted equity awards under our Incentive Plan.

We are party to a consulting agreement with a service provider dated May 8, 2023, as amended as of March 21, 2024, pursuant to which we issued 198,864 Common Shares.

In connection with the SEPA, we issued 163,363 SEPA Commitment Shares with a value of US$375,000.

On May 16, 2024, Desjardins exercised the Desjardins Warrants and subsequently we issued to Desjardins 250,000 Common Shares.

The foregoing securities issuances were made in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and/or Regulation D, Section 3(a)(10) of the Securities Act or Regulation S promulgated thereunder, as applicable.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

The exhibits filed as part of this Registration Statement are listed in the index to exhibits immediately following the signature page to this Registration Statement, which index to exhibits is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description
1.1	Form of Placement Agency Agreement*
1.2	Form of Securities Purchase Agreement*
1.3	Form of Warrant Agency Agreement*
2.1††

Business Combination Agreement, dated as of June 12, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

2.2††

Amendment No. 1 to Business Combination Agreement, dated as of September 25, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.1

Form of Articles and By-laws of Prospector Capital Corp., as continued under the laws of Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.2	Articles and By-laws of LeddarTech Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
3.3

Articles of Arrangement and By-laws of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.1

Specimen Common Share Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.2

Specimen Warrant Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.3

Warrant Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company and Prospector Capital Corp. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.4

Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.5	Form of Purchase Warrant*
4.6	Form of Pre-Funded Warrant*
5.1	Opinion of Stikeman Elliott LLP
5.2	Opinion of Vedder Price P.C.*
10.1

Subscription Agreement, dated as of June 12, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.2

Amendment to the Subscription Agreement, dated as of October 30, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.3

Sponsor Letter Agreement, dated as of June 12, 2023, among Prospector Capital Corp., LeddarTech Inc., LeddarTech Holdings Inc., Prospector Capital Sponsor, LLC and the other individuals party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.4

Amended and Restated Financing Offer dated as of April 5, 2023 (“Desjardins Financing Offer”) among LeddarTech Inc., Fédération des caisses Desjardins du Québec (“Desjardins”) and VayaVision Sensing Ltd. (“VayaVision”) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.5

First Amendment to Desjardins Financing Offer dated May 1, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

Exhibit No.	Description
10.6

Second Amendment to Desjardins Financing Offer dated May 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.7

Third Amendment to Desjardins Financing Offer dated September 29, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.8

Fourth Amendment to Desjardins Financing Offer dated October 13, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.9

Fifth Amendment to Desjardins Financing Offer dated October 20, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.10

Sixth Amendment to Desjardins Financing Offer dated October 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.11

Seventh Amendment to Desjardins Financing Offer dated December 8, 2023 among LeddarTech Inc., Desjardins and VayaVision. (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 20-F filed with the SEC on January 31, 2024).*

10.12	Eighth Amending Agreement to Desjardins Financing Offer dated June 4, 2024 among LeddarTech Inc. and Desjardins.*
10.13

Ninth Amending Agreement to Desjardins Financing Offer dated July 5, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 5, 2024.*

10.14

Tenth Amending Agreement to Desjardins Financing Offer dated July 26, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 29, 2024.*

10.15

Eleventh Amending Agreement to Desjardins Financing Offer dated August 5, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 6, 2024.*

10.16

Twelfth Amending Agreement to Desjardins Financing Offer dated August 14, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 15, 2024.*

10.17	Thirteenth Amending Agreement to Desjardins Financing Offer dated August 16, 2024 among LeddarTech Inc. and Desjardins.*
10.18

Loan Offer dated as of January 23, 2020 (“IQ Loan Offer”) among LeddarTech Inc. and Investissement Quebec (“IQ”) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.19

Amendment to the IQ Loan Offer dated as of March 29, 2021, among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.20

Bridge Loan Agreement dated May 1, 2023 among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.21

Amendment to IQ Loan Offer dated as of June 12, 2023 between LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.22	Financing Offer Letter dated as of August 16, 2024, between LeddarTech Holdings Inc., VayaVision, Desjardins, FS LT Holdings II LP and IQ.*
10.23†

LeddarTech Holdings Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 4.6 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*†

10.24

Investor Rights Agreement, dated as of December 21, 2023 among LeddarTech Holdings Inc. and Investissement Québec (incorporated by reference to Exhibit 4.7 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

Exhibit No.	Description
10.25

Registration Rights Agreement, dated December 21, 2023 among LeddarTech Holdings Inc. and the parties named therein (incorporated by reference to Exhibit 4.8 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.26

Employment Agreement dated as of November 14, 2014, as subsequently amended, between LeddarTech and Charles Boulanger (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.27

Executive Employment Agreement dated as of October 1, 2023 between LeddarTech and Franz Saintellemy (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.28

Employment Agreement dated as of June 20, 2022 between LeddarTech and David Torralbo (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.29

Executive Employment Agreement dated as of September 20, 2023 between LeddarTech and Christopher Stewart (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.30	Form of Indemnity Agreement (incorporated by reference to Exhibit 4.25 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
10.31	Standby Equity Purchase Agreement dated as of April 8, 2024 between the Company and Yorkville (incorporated by reference to Exhibit 10.23 to the First Registration Statement (File No. 333-277045).*
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-41893) filed with the SEC on January 31, 2024).*
23.1	Consent of Ernst & Young LLP (LeddarTech Inc. and LeddarTech Holdings Inc.).*
23.2	Consent of Richter LLP.*
23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).
23.4	Consent of Vedder Price P.C. (included in Exhibit 5.2).*
24.1	Power of Attorney.*
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table*

____________

*        Previously filed.

†        Indicates management contract or compensatory plan or arrangement.

††      Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quebec, Canada, on the 19th day of August, 2024.

LEDDARTECH HOLDINGS INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Frantz Saintellemy	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2024
Frantz Saintellemy
/s/ Christopher Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2024
Christopher Stewart
*	Chairman	August 19, 2024
Derek Kenneth Aberle
	Director	August 19, 2024
Charles Boulanger
	Director	August 19, 2024
Nick Stone
*	Director	August 19, 2024
Michelle Sterling
*	Director	August 19, 2024
Yann Delabrière
*	Director	August 19, 2024
Sylvie Veilleux
*	Director	August 19, 2024
Lizabeth Ardisana
* By: /s/ Frantz Saintellemy		August 19, 2024
Frantz Saintellemy
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of LeddarTech Holdings Inc., has signed this registration statement on August 19, 2024.

LEDDARTECH USA INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Director